Exhibit 99.1

          BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 2004 EARNINGS

        CHARLESTON, S.C., Jan. 20 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation (Nasdaq: BKSC), the parent company for The Bank of South Carolina, on January 20, 2005 announced earnings for the fourth quarter of 2004 of $524,929 or $.19 per share, an increase of 23% from fourth quarter earnings of 2003 of $425,191 or $.15 per share. This increase is due to loan growth in the quarter and an improvement in the Company's net interest margin with the increase in interest rates. Earnings for the year ended 2004 of $1,845,623 or basic and diluted earnings per share of $.66, was a decrease of 3% from earnings on 2003 of $1,904,713 or basic and diluted earnings per share of $.68. The returns on average assets and average equity for 2004 were .96% and 9.27% respectively.

        Hugh C. Lane, Jr., President of the Company, stated, "We are very pleased our earnings have turned the corner. Loan growth picked up in the fourth quarter and our pipeline is good as we start the year. The Mortgage Department saw origination volume return to more normal levels, and originations totaled $58,767,560 for the year. We are very optimistic and excited about 2005, with improving margins and loan demand."

        The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West of the Ashley community. It is also available on its' website at http://www.banksc.com . Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC." Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Stern Agee & Leach, Inc., Scott & Stringfellow, Inc., Nite Securities, LP, and Speer, Leeds & Kellogg.

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        Bank of South Carolina Corporation
        (BKSC)
        Report of Earnings

                                      2004             2003
                                  -------------   -------------
        Shares Outstanding
         BKSC Common Stock            2,805,610       2,805,610

        Weighted Average Shares
          Outstanding                 2,805,610       2,805,610
        Book Value Per Share      $        7.13   $        7.00
        Total Assets              $ 201,235,286   $ 187,342,649

        Quarter Ending

        Net Income                $     524,929   $     425,191

        Basic Earnings Per
          Share                   $         .19   $         .15

        Diluted Earnings Per
          Share                   $         .19   $         .15

        Weighted Average Shares
          Outstanding Basic           2,805,610       2,805,610

        Weighted Average Shares
          Outstanding Diluted         2,820,057       2,826,068

        Twelve Months Ending

        Net Income                $   1,845,623   $   1,904,713

        Basic Earnings Per
          Share                   $         .66   $         .68

        Diluted Earnings Per
          Share                   $         .66   $         .68

        Weighted Average Shares
          Outstanding-Basic           2,805,610       2,805,610

        Weighted Average Shares
          Outstanding-Diluted         2,816,751       2,815,587

SOURCE  Bank of South Carolina
    -0-                             01/20/2005
    /CONTACT: William L. Hiott, Jr. of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com /